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EXHIBIT 10.35

Cell Robotics, Inc.
2715 Broadbent Parkway, NE
Albuquerque, NM  87107 USA


                                  June 16, 2003


Mr. Eutimio L. Sena
1549 Eagle Ridge Lane N.E.
Albuquerque, New Mexico 87122

Subject:  Offer of Employment - President and Chief Executive Officer (CEO)

Dear Mr. Sena:

On behalf of the Board of Directors of Cell Robotics International, Inc., I would like to invite you to join our company in the leadership position of President and Chief Executive Officer (CEO). This is a full-time position reporting to the Board of Directors and conditioned on your acceptance and approval by the Board of Directors, the position is effective immediately.

Compensation:

As an interim arrangement until such time as the Company is adequately funded, we offer to pay your salary in the form of stock in lieu of cash. Your salary will be calculated at the rate of $150 per hour (not to exceed an annualized amount of $425,000 over the period of this arrangement) and paid in the form of registered shares of Common Stock of Cell Robotics. The number of shares issued as salary will be calculated using a 25% discount to the average market closing price and calculated each month. In addition to salary compensation, you will also be granted registered, non-qualified stock options. The number of options granted will be equal to 25% of the Common Stock paid as your salary compensation, will have a 5 year duration from the date issued and will have exercise prices based on prevailing market conditions or equivalent to options or warrants granted other investors, directors or officers of the Company.

Employee Benefits:

In addition to your annual salary, you will be eligible for employee benefits, including health, dental, life, and long-term disability coverage. Upon meeting certain eligibility criteria, you will also be eligible to participate in the company's 401(k) plan. The 401(k) plan provides for a Company matching contribution of 25% of your contribution. The Company's matching contribution is limited to 6% of your annual salary. Finally, you will receive 25 days vacation, and 9 sick days per calendar year.


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Successful Investment Funding:

Upon successfully closing an investment funding transaction that is sufficient to execute an approved Business Plan, the Compensation Committee will formulate an appropriate bonus to be paid to you for your efforts in achieving this objective. This bonus payment will be paid within 60 days of the closing of the funding transaction.

In addition, upon successfully closing an investment funding transaction that is sufficient to execute an approved Business Plan, the stock in lieu of cash compensation arrangement described above will be modified. You and the Company will renegotiate the terms of your compensation, making appropriate market adjustments to cash salary compensation, deferred compensation, incentive compensation, stock grants and options and benefit programs and other adjustments commensurate with your position as President & Chief Executive Officer.

Prior to your joining the company, you will be required to show proof of citizenship or authorized residency, and sign a non-disclosure agreement. Your start date will be effective upon your acceptance of this offer and subject to final approval by the Board of Directors

If the terms of this offer are agreeable to you, please indicate your acceptance by signing below.

Best regards,

/s/ David Mueller

David Mueller
Chairman - Compensation Committee
Member - Board of Directors


Accepted:



/s/ Eutimio L. Sena
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Eutimio L. Sena


Date: June 16, 2003